US AIRWAYS REPORTS JULY TRAFFIC

ARLINGTON, Va., Aug. 4, 2004 -- US Airways reported its July 2004 passenger traffic today.

     Mainline revenue passenger miles for July 2004 increased 3.3 percent on a 2.6 percent increase in available seat miles compared to July 2003. The passenger load factor was 82.7 percent, which is a 0.6 percentage point increase compared to July 2003.

     For the first seven months of 2004, mainline revenue passenger miles increased 8.6 percent on a 4.9 percent increase in available seat miles compared to the same period in 2003. The passenger load factor for January through July 2004 was 75.9 percent, a 2.6 percentage point increase compared to the same period in 2003.

The 82.7 percent July mainline load factor was the highest load factor for any July and the best load factor for any month in the company's history.

     The two wholly owned subsidiaries of US Airways Group, Inc. -- Piedmont Airlines, Inc., and PSA, Inc.-- along with MidAtlantic Airways, reported a 60.1 percent increase in revenue passenger miles for July 2004 on 28.4 percent more capacity compared to July 2003. The passenger load factor was 70.4 percent, a 13.9 percentage point increase compared to July 2003.

     For January through July 2004, revenue passenger miles for the two wholly owned US Airways Express carriers and MidAtlantic increased 30.4 percent on a 13.5 percent increase in available seat miles compared to the first seven months of 2003. The passenger load factor for January through July 2004 was 60.3 percent, a 7.8 percentage point increase compared to the same period in 2003.

     Mainline system passenger unit revenue for July 2004 is expected to decrease between 0.0 percent and 1.0 percent compared to July 2003.

     Customer reaction to US Airways' new low GoFares, which were introduced in Philadelphia in May and in the Washington area in mid-June, continues to be positive, resulting in an 86.4 percent mainline July load factor in GoFares markets, compared to an 82.0 percent load factor across the remainder of the US Airways mainline system.

     US Airways ended the month of July by completing 98.4 percent of its scheduled departures. Continued heavy rain and thunderstorm activity in the East during the month of July affected the company's departure performance. The mileage completion factor was up 0.3 percentage points to 99.1 percent from 98.8 percent last July.

Certain of the statements contained herein should be considered "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, which reflect the current views of US Airways Group with respect to current events and financial performance. You can identify these statements by forward-looking words such as "may," "will," "expect," "intend," "anticipate," "believe," "estimate," "plan," "could," "should," and "continue" or similar words. These forward-looking statements may also use different phrases. Such forward-looking statements are and will be, as the case may be, subject to many risks, uncertainties and factors relating to the company's operations and business environment which may cause the actual results of the company to be materially different from any future results, express or implied, by such forward-looking statements. Factors that could cause actual results to differ materially from these forward-looking statements include, but are not limited to, the following: the ability of the company to operate pursuant to the terms of its financing facilities (particularly the financial covenants); the ability of the company to obtain and maintain normal terms with vendors and service providers; the company's ability to maintain contracts that are critical to its operations; the ability of the company to fund and execute its business plan; the ability of the company to implement its Transformation Plan absent a judicial restructuring; the ability of the company to attract, motivate and/or retain key executives and associates; the ability of the company to attract and retain customers; the ability of the company to maintain satisfactory labor relations; demand for transportation in the markets in which the company operates; economic conditions; labor costs; financing availability and costs; aviation fuel costs; security-related and insurance costs; competitive pressures on pricing (particularly from lower-cost competitors) and on demand (particularly from low-cost carriers and multi-carrier alliances); weather conditions; government legislation and regulation; impact of the Iraqi war and the Iraqi occupation; other acts of war or terrorism; ongoing market acceptance of the company's Class A Common Stock; and other risks and uncertainties listed from time to time in the company's reports to the SEC. There may be other factors not identified above of which the company is not currently aware that may affect matters discussed in the forward-looking statements, and may also cause actual results to differ materially from those discussed. The company assumes no obligation to update such estimates to reflect actual results, changes in assumptions or changes in other factors affecting such estimates other than as required by law.

US AIRWAYS, INC.
SELECTED TRAFFIC STATISTICS

	July 2004	July 2003	Percent Change
Revenue Passenger Miles (000):
Domestic*	2,804,880	2,789,504	0.6
International*	1,109,314	999,753	11.0
Total - Scheduled Service	3,914,193	3,789,257	3.3
Total (Including Charter)	3,914,193	3,789,312	3.3

Available Seat Miles (000):
Domestic*	3,398,227	3,449,273	(1.5)
International*	1,332,311	1,161,188	14.7
Total - Scheduled Service	4,730,537	4,610,461	2.6
Total (Including Charter)	4,730,537	4,610,665	2.6

Passengers Boarded*	3,862,884	3,913,975	(1.3)
System Load Factor*	82.7	82.2	0.6
Average Passenger Journey*	1,013.3	968.1	4.7

* scheduled service

NOTE: Numbers may not add or calculate due to rounding

US AIRWAYS, INC.
YEAR-TO-DATE 2004

	January-July 2004	January-July 2003	Percent Change
Revenue Passenger Miles (000):
Domestic*	17,383,359	16,612,575	4.6
International*	6,319,126	5,221,134	21.0
Total - Scheduled Service	23,702,485	21,833,708	8.6
Total (Including Charter)	23,703,645	21,884,876	8.3

Available Seat Miles (000):
Domestic*	23,146,385	22,992,902	0.7
International*	8,090,919	6,788,521	19.2
Total - Scheduled Service	31,237,304	29,781,422	4.9
Total (Including Charter)	31,239,939	29,863,577	4.6

Passengers Boarded*	24,784,455	24,196,039	2.4
System Load Factor*	75.9	73.3	2.6
Average Passenger Journey*	956.3	902.4	6.0

* scheduled service

NOTE:     Numbers may not add or calculate due to rounding

US AIRWAYS EXPRESS**
SELECTED TRAFFIC STATISTICS

	July 2004	July 2003	Percent Change
Revenue Passenger Miles (000)	195,739	122,227	60.1
Available Seat Miles (000)	278,075	216,554	28.4
Passengers Boarded*	659,904	550,906	19.8
System Load Factor*	70.4	56.4	13.9
Average Passenger Journey	296.6	221.9	33.7

US AIRWAYS EXPRESS**
YEAR-TO-DATE 2004

	January-July 2004	January-July 2003	Percent Change
Revenue Passenger Miles (000)	982,498	753,280	30.4
Available Seat Miles (000)	1,630,414	1,436,774	13.5
Passengers Boarded*	3,831,001	3,401,983	12.6
System Load Factor*	60.3	52.4	7.8
Average Passenger Journey	256.5	221.4	15.8

*scheduled service
**Piedmont Airlines, Inc., PSA Airlines, Inc. and the MidAtlantic Airways division of US Airways. The corporate merger of Allegheny Airlines, Inc., and Piedmont Airlines was effective July 1, 2004.

NOTE:     Numbers may not add or calculate due to rounding

NUMBER:      4777